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News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PDT
October 31, 2014

Chevron Reports Third Quarter Net Income of $5.6 Billion

SAN RAMON, Calif., October 31, 2014 – Chevron Corporation (NYSE: CVX) today reported earnings of $5.6 billion ($2.95 per share – diluted) for the third quarter 2014, compared with $5.0 billion ($2.57 per share – diluted) in the 2013 third quarter. Foreign currency effects increased earnings in the 2014 quarter by $366 million, compared with a decrease of $276 million a year earlier.
Sales and other operating revenues in the third quarter 2014 were $52 billion, compared to $57 billion in the year-ago period.
Earnings Summary

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2014	2013	2014	2013
Earnings by Business Segment
Upstream	$4,649	$5,092	$14,220	$15,957
Downstream	1,387	380	2,818	1,847
All Other	(443)	(522)	(1,268)	(1,311)
Total (1)(2)	$5,593	$4,950	$15,770	$16,493
(1) Includes foreign currency effects	$366	$(276)	$55	$272
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Despite a decline in crude oil prices, our third quarter earnings were higher than a year ago,” said Chairman and CEO John Watson. “Overall downstream results improved, reflecting the benefits of lower feedstock costs and better refinery reliability, particularly in the U.S. We also concluded certain asset sales as part of our announced, three-year divestment program. Cash generation in the quarter was solid, and our financial strength enables us to both reward our investors through distributions and fund value-adding projects.”
“We continue to make good progress on our key development projects,” Watson added. “New production was recently achieved at the Bibiyana Expansion Project in Bangladesh. The Tubular Bells and Jack/St. Malo projects in the deepwater Gulf of Mexico are expected to start up during the fourth quarter and important construction milestones continue to be reached on our Gorgon and Wheatstone LNG projects in Australia. In addition, we continue to make steady progress on the development and

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ramp-up of production from our shale and tight resources, particularly in the Permian. These and other major capital projects are expected to deliver significant growth in production, earnings and cash flows in the years ahead.”
Recent upstream highlights include:

•	Australia - Completed construction and testing of the first LNG tank for the Gorgon Project. All 18 Gorgon and Jansz-Io wells have been successfully drilled, and completion activity is ongoing.

•	Australia - Installed the offshore platform gravity-based structure for the Wheatstone Project.

•	Canada - Announced the sale of a 30 percent interest in the Duvernay shale play for $1.5 billion.

•	United States - Announced a significant crude oil discovery at the Guadalupe prospect in the deepwater Gulf of Mexico.

•	United States - Reached a final investment decision for the Stampede Project in the deepwater Gulf of Mexico.

•	United States - Drilled approximately 460 wells year-to-date in the Permian Basin and continued the horizontal pad-drilling program.

•	United States - Reached an agreement to sell natural gas liquids pipeline assets in Texas and southeastern New Mexico for $800 million.
“In the downstream businesses, the completion of important reliability investments at several of our U.S. refineries is enabling us to benefit from the improved margin environment,” said Watson. “We also continue to advance our growth investments.” Construction of Chevron Phillips Chemical Company’s new ethane cracker and polyethylene units in Texas is progressing on-schedule and on-budget.
The company purchased $1.25 billion of its common stock in the third quarter 2014 under its share repurchase program.

UPSTREAM
Worldwide net oil-equivalent production was 2.57 million barrels per day in third quarter 2014, compared with 2.59 million barrels per day in the 2013 third quarter. Production increases from project ramp-ups in the United States, Argentina, Brazil and Nigeria and improved reliability at Tengizchevroil were more than offset by normal field declines, production entitlement effects in several locations and the effect of asset sales.

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U.S. Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2014	2013	2014	2013
Earnings	$929	$1,026	$2,895	$3,241

U.S. upstream earnings of $929 million in third quarter 2014 were down $97 million from a year earlier, as gains on asset sales, lower exploration expenses and higher crude oil production were more than offset by lower crude oil prices and higher operating expenses.
The company’s average sales price per barrel of crude oil and natural gas liquids was $87 in third quarter 2014, down from $97 a year ago. The average sales price of natural gas was $3.46 per thousand cubic feet, compared with $3.23 in last year’s third quarter.
Net oil-equivalent production of 677,000 barrels per day in third quarter 2014 was up 22,000 barrels per day, or 3 percent, from a year earlier. Production increases in the Permian Basin in Texas and New Mexico and the Marcellus Shale in western Pennsylvania were partially offset by normal field declines elsewhere. The net liquids component of oil-equivalent production increased 4 percent in the 2014 third quarter to 464,000 barrels per day, while net natural gas production increased 3 percent, to 1.28 billion cubic feet per day.

International Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2014	2013	2014	2013
Earnings*	$3,720	$4,066	$11,325	$12,716
*Includes foreign currency effects	$344	$(188)	$144	$259
International upstream earnings of $3.72 billion decreased $346 million from third quarter 2013. The decrease between quarters was primarily due to lower realizations and sales volumes for crude oil, and higher depreciation and operating expenses. Foreign currency effects increased earnings by $344 million in the 2014 quarter, compared with a decrease of $188 million a year earlier.
The average sales price for crude oil and natural gas liquids in third quarter 2014 was $93 per barrel, down from $104 a year earlier. The average price of natural gas was $5.73 per thousand cubic feet, compared with $5.88 in last year’s third quarter.
Net oil-equivalent production of 1.89 million barrels per day in third quarter 2014 was down 39,000 barrels per day, or 2 percent, from a year ago. Production increases from project ramp-ups in Argentina, Brazil and Nigeria and improved reliability at Tengizchevroil were more than offset by normal field declines, production entitlement effects in several locations and the effect of asset sales. The net liquids component of oil-equivalent production decreased 3 percent to 1.24 million barrels per day, while net natural gas production increased 1 percent to 3.94 billion cubic feet per day.

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DOWNSTREAM
U.S. Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2014	2013	2014	2013
Earnings	$809	$249	$1,748	$522

U.S. downstream operations earned $809 million in third quarter 2014 compared with earnings of $249 million a year earlier. The increase was mainly due to higher margins on refined product sales, primarily reflecting higher production volumes in refining and higher marketing and trading margins. Higher gains from asset sales and lower operating expenses, reflecting lower turnaround activity at the company’s refineries, also contributed to the increase.
Refinery crude oil input of 921,000 barrels per day in third quarter 2014 increased 90,000 barrels per day from the year-ago period. The increase was primarily due to lower planned turnaround activities at the refinery in El Segundo, California. Refined product sales of 1.22 million barrels per day were up 27,000 barrels per day from third quarter 2013, mainly due to higher jet fuel, gas oil and kerosene sales. Branded gasoline sales were essentially unchanged at 526,000 barrels per day.
International Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2014	2013	2014	2013
Earnings*	$578	$131	$1,070	$1,325
*Includes foreign currency effects	$21	$(86)	$(91)	$20
International downstream operations earned $578 million in third quarter 2014 compared with $131 million a year earlier. The increase was mainly due to a favorable change in effects on derivative instruments and higher margins on refined product sales. Foreign currency effects increased earnings by $21 million in the 2014 quarter, compared with a decrease of $86 million a year earlier.
Refinery crude oil input of 838,000 barrels per day in third quarter 2014 decreased 47,000 barrels per day from the year-ago period. Total refined product sales of 1.51 million barrels per day in the 2014 third quarter decreased 56,000 barrels per day, mainly due to lower gas oil and kerosene sales.

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ALL OTHER

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2014	2013	2014	2013
Net Charges*	$(443)	$(522)	$(1,268)	$(1,311)
*Includes foreign currency effects	$1	$(2)	$2	$(7)
All Other consists of mining activities, power and energy services, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in third quarter 2014 were $443 million, compared with $522 million in the year-ago period. The change between periods was mainly due to the absence of the 2013 impairment of a power-related equity affiliate, lower corporate tax items and lower corporate charges. These decreases were partially offset by additional environmental reserves.

CASH FLOW FROM OPERATIONS
Cash flow from operations in the first nine months of 2014 was $25.0 billion, compared with $24.6 billion in the corresponding 2013 period.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in the first nine months of 2014 were $29.0 billion, compared with $28.9 billion in the corresponding 2013 period. The amounts included $2.4 billion in 2014 and $1.8 billion in 2013 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 93 percent of the companywide total in the first nine months of 2014.

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NOTICE
Chevron’s discussion of third quarter 2014 earnings with security analysts will take place on Friday, October 31, 2014, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

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CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “may,” “could,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 27 through 29 of the company’s 2013 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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Attachment 1
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$51,822	$56,603	$158,383	$166,206
Income from equity affiliates	1,912	1,635	5,543	5,703
Other income	945	265	1,956	781
Total Revenues and Other Income	54,679	58,503	165,882	172,690
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	30,741	34,822	95,408	102,005
Operating, selling, general and administrative expenses	7,525	7,263	21,839	21,440
Exploration expenses	366	559	1,475	1,135
Depreciation, depletion and amortization	3,948	3,658	11,920	10,551
Taxes other than on income *	3,236	3,366	9,422	9,852
Total Costs and Other Deductions	45,816	49,668	140,064	144,983
Income Before Income Tax Expense	8,863	8,835	25,818	27,707
Income tax expense	3,236	3,839	9,980	11,068
Net Income	5,627	4,996	15,838	16,639
Less: Net income attributable to noncontrolling interests	34	46	68	146
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$5,593	$4,950	$15,770	$16,493

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$2.97	$2.58	$8.35	$8.58
- Diluted	$2.95	$2.57	$8.29	$8.52
Dividends	$1.07	$1.00	$3.14	$2.90

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,880,915	1,914,047	1,887,778	1,921,429
- Diluted	1,896,492	1,929,831	1,902,698	1,936,797

* Includes excise, value-added and similar taxes.	$2,116	$2,223	$6,182	$6,364

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended September 30		Nine Months Ended September 30
	2014	2013	2014	2013
Upstream
United States	$929	$1,026	$2,895	$3,241
International	3,720	4,066	11,325	12,716
Total Upstream	4,649	5,092	14,220	15,957
Downstream
United States	809	249	1,748	522
International	578	131	1,070	1,325
Total Downstream	1,387	380	2,818	1,847
All Other (1)	(443)	(522)	(1,268)	(1,311)
Total (2)	$5,593	$4,950	$15,770	$16,493

SELECTED BALANCE SHEET ACCOUNT DATA	Sep 30, 2014	Dec. 31, 2013
Cash and Cash Equivalents	$14,215	$16,245
Time Deposits	$8	$8
Marketable Securities	$267	$263
Total Assets	$265,431	$253,753
Total Debt	$25,709	$20,431
Total Chevron Corporation Stockholders' Equity	$156,140	$149,113

	Nine Months Ended September 30
ESTIMATED CASH FLOW FROM OPERATIONS	2014	2013
Net Cash Provided by Operating Activities	$24,978	$24,550
Net increase in Operating Working Capital	$(376)	$(2,088)
Net Cash Provided by Operating Activities Excluding Working Capital	$25,354	$26,638

	Three Months Ended September 30		Nine Months Ended September 30
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2014	2013	2014	2013
United States
Upstream	$2,129	$2,067	$6,217	$5,913
Downstream	376	517	1,144	1,287
Other	157	159	378	446
Total United States	2,662	2,743	7,739	7,646
International
Upstream	6,535	7,605	20,644	20,566
Downstream	208	230	623	690
Other	5	7	20	17
Total International	6,748	7,842	21,287	21,273
Worldwide	$9,410	$10,585	$29,026	$28,919
(1)  Includes mining activities, power and energy services, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$267	$219	$698	$450
International	638	465	1,724	1,304
Total	$905	$684	$2,422	$1,754

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Attachment 3
CHEVRON CORPORATION - FINANCIAL REVIEW

OPERATING STATISTICS (1)	Three Months Ended September 30		Nine Months Ended September 30
NET LIQUIDS PRODUCTION (MB/D): (2)	2014	2013	2014	2013
United States	464	448	454	452
International	1,235	1,279	1,248	1,281
Worldwide	1,699	1,727	1,702	1,733
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,278	1,242	1,245	1,241
International	3,935	3,910	3,945	3,983
Worldwide	5,213	5,152	5,190	5,224
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	677	655	661	659
International	1,891	1,930	1,906	1,945
Worldwide	2,568	2,585	2,567	2,604
SALES OF NATURAL GAS (MMCF/D):
United States	3,697	5,643	4,099	5,795
International (5)	4,290	4,072	4,328	4,279
Worldwide	7,987	9,715	8,427	10,074
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	143	133	136	137
International	83	90	84	89
Worldwide	226	223	220	226
SALES OF REFINED PRODUCTS (MB/D):
United States	1,222	1,195	1,202	1,169
International (6)	1,505	1,561	1,486	1,520
Worldwide	2,727	2,756	2,688	2,689
REFINERY INPUT (MB/D):
United States	921	831	851	742
International	838	885	819	858
Worldwide	1,759	1,716	1,670	1,600

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	48	43	43	42
Venezuela Affiliate - Synthetic Oil	32	30	32	23
(3) Includes natural gas consumed in operations (MMCF/D):
United States	74	70	72	74
International (7)	436	471	456	457
(4)    Net oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales
(6) Includes share of affiliate sales (MB/D):	483	474	471	472
(7) 2013 conforms to 2014 presentation.